Exhibit 6.16

ADOMANI, INC.

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is entered into as of March 20, 2017 (the “Agreement Date”) by and among ADOMANI, Inc., a Delaware corporation (the “Company”), Dennis Di Ricco, an individual (the “Advisor”) and Taxes by DDR, Inc., an entity wholly-owned by Advisor (“Taxes by DDR”).

RECITALS

A. The Company and Advisor are parties to the Advisor Agreement by and between the Company and Advisor dated as of September 1, 2016, as amended on January 1, 2017, (the “Advisor Agreement”).

B. The Company is party to the Secured Promissory Note by and between the Company and Efficient Drivetrains, Inc., dated December 15, 2016 (the “Promissory Note”) whereby Taxes by DDR is entitled to receive a consulting fee of $10,000 per month (the “Consulting Fees”).

C. The Company intends to offer shares of its common stock in an offering pursuant to Regulation A under the Securities Act of 1933, as amended (the “Offering”).

D. To facilitate the Offering, Advisor, Taxes by DDR and the Company hereby wish to provide for the termination of (i) the Advisor Agreement as of and immediately upon the Effective Date (as defined below) and (ii) entitlement to receive Consulting Fees pursuant to the Promissory Note as of and immediately upon the Agreement Date.

AGREEMENT

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Termination of Advisor Agreement.

(a) The Advisor Agreement is hereby mutually and amicably terminated effective as of five days following the Agreement Date (the “Effective Date”). The Company will pay Advisor payment for (i) Services (as defined in the Advisor Agreement) through the Effective Date, and (ii) any outstanding expenses so long as Advisor submits an expense report to the Company within five (5) days following the Effective Date and the Company approves such expense report. Advisor acknowledges that payments from the Company pursuant to this Section 1(a)(i) and Section 1(a)(ii) constitute the full payment due under the Advisor Agreement for Services performed, and for expenses paid or incurred in rendering such Services. As provided in the Advisor Agreement, such payments will constitute full settlement of any and all claims of Advisor of every description against the Company arising under the Advisor Agreement.

(b) Continuing Terms. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the undersigned parties hereby further agree and acknowledge that, pursuant to Section 8.2 of the Advisor Agreement, the definitions contained in the Advisor Agreement and the rights and obligations contained in Sections 6, 7, 8.2, 9 and 10 of the Advisor Agreement shall survive the termination of the Advisor Agreement set forth in Section 1 of this Agreement.

2. Termination of Entitlement to Receive Consulting Fees. The right of Taxes by DDR to receive the Consulting Fees is hereby mutually and amicably terminated effective as of the Agreement Date. Advisor and Taxes by DDR acknowledge that Taxes by DDR has received full payment due under the Promissory Note through and including the Agreement Date.

3. Release. Advisor hereby irrevocably and expressly acknowledges and agrees that, as of the Effective Date in the case of the Advisor Agreement and as of the Agreement Date in the case of the Promissory Note, Advisor, on behalf of Advisor and Advisor’s respective heirs, successors and assigns (the “Releasors”), irrevocably, absolutely and fully release, remise, relieve, relinquish, waive and forever discharge the Company and its respective founders, officers and directors, employees, agents, affiliates successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, whether known or unknown, liquidated or unliquidated, fixed or contingent, or of any nature whatsoever, which Releasors do or may have against any of the Released Parties arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the date hereof, in each case to the fullest extent permitted by law, to the extent related to the Advisor Agreement or Promissory Note and the rights, obligations and performance of the parties thereunder. The foregoing release may be pled by a Released Party as a full and complete defense to any action, suit or claim and may be used as an injunction against any such action, suit, claim, or other proceeding of any type which may be prosecuted, initiated or attempted with respect to any matter released hereunder.

(a) Advisor hereby (i) represents, warrants and acknowledges that Advisor has been fully advised of the contents of Section 1542 of the Civil Code of the State of California and has had the opportunity to consult Advisor’s attorney concerning the same, and (ii) expressly waives the benefits thereof and any rights the undersigned may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b) Advisor, whether a resident of California or a resident of any state other than California: (a) represents, warrants and acknowledges that Advisor has had the opportunity to seek advice from Advisor’s attorney regarding the extent of a general release, and (b) waives the benefits of, and any rights that the undersigned may have under, any statute or common law principle of any other jurisdiction of similar effect to Section 1542 of the Civil Code of the State of California.

4. Miscellaneous. This Agreement, contains the entire understanding between the parties with respect to the specific subject matter hereof and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein. This Agreement may be amended or modified only by a written instrument executed by both the Company and Advisor. In the event any provision of this Agreement is held invalid, the same will not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms will remain in full force and effect. This Agreement may be executed in counterparts, each of which will constitute an original, but both of which taken together will constitute one and the same instrument. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

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IN WITNESS WHEREOF, the undersigned parties have executed this Termination Agreement as of the date first set forth above.

ADOMANI, INC.

By:	/s/ James L. Reynolds
James L. Reynolds
Chief Executive Officer

ADVISOR:

By:	/s/ Dennis Di Ricco
Dennis Di Ricco

TAXES BY DDR, INC.

By:	/s/ Dennis Di Ricco
Dennis Di Ricco

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